SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the registrant [X]
Filed by party other than the registrant  [_]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Exchange Act Rule 14a-11 or Rule 14a-12

                              VITECH AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, If Other than Registrant)

Payment of filing fee (Check the appropriate box):
[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(45)
         and 0-11

(1)      Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

--------------------------------------------------------------------------------
(2) Form, schedule or registration statement no.:
--------------------------------------------------------------------------------
(3)      Filing party:
--------------------------------------------------------------------------------
(4)      Date filed:
--------------------------------------------------------------------------------

                              VITECH AMERICA, INC.
              8807 Northwest 23rd Street, Miami, Florida 33172-2419

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on June 15, 1998


TO THE HOLDERS OF THE COMMON STOCK:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Vitech America, Inc., a Florida corporation (the "Company"), will be held at the Holiday Inn, Westside Corporate Center, 3255 NW 87th Avenue, Miami, Florida 33172 on Monday, June 15, 1998 at 2:00 p.m., Eastern Standard Time, or at any and all adjournments thereof, for the following purposes:

         (1) To elect six directors to the Company's Board of Directors to hold office until the Company's 1999 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         (2) To consider and vote upon a proposal to increase the number of shares of Common Stock, no par value per share (the "Common Stock"), authorized under the Company's 1996 Stock Option Plan from 200,000 to 500,000 shares (the "Amended Plan");

         (3) To ratify the appointment of Pannell Kerr Forster PC as auditors of the Company's financial statements for the fiscal year ending December 31, 1998; and

         (4) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

         The Board of Directors has fixed the close of business on May 1, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

         The financial statements of the Company for the fiscal year ended December 31, 1997 are contained in the Company's Annual Report enclosed with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if the enclosed envelope is used and mailed in the United States.

                                      By Order Of The Board Of Directors,,

                                      EDWARD A. KELLY, Secretary
Miami, Florida
May 15, 1998

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              VITECH AMERICA, INC.
                           8807 Northwest 23rd Street
                            Miami, Florida 33172-2419

                      -----------------------------------

                                 PROXY STATEMENT

                      -----------------------------------


         The Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Vitech America, Inc, a Florida corporation (the "Company"), of proxies for use at the 1998 Annual Meeting of Shareholders ("Annual Meeting") to be held at Holiday Inn, Westside Corporate Center, 3255 NW 87th Avenue, Miami, Florida 33172 on Monday, June 15, 1998 at 2:00 p.m., Eastern Standard Time, or at any and all adjournments thereof. The cost of this solicitation will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Annual Report of the Company for the fiscal year ended December 31, 1997, is being mailed together with this Proxy Statement and form of Proxy. The date of mailing of this Proxy Statement and form of Proxy is approximately May 15, 1998.

                       OUTSTANDING STOCK AND VOTING RIGHTS

         The Board of Directors has fixed the close of business on May 1, 1998, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date, on which the transfer books of the Company remained open, will be entitled to vote. A shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. Unless authority is withheld in writing, proxies which are properly executed will be voted for the proposals thereon. Although a shareholder may have given a proxy, such shareholder may nevertheless attend the meeting, revoke the proxy and vote in person. The affirmative vote of a plurality of the shares of Common Stock present or represented at the meeting is required to elect the directors. Ratification of appointment of the Company's auditors, approval of the increase in the number of shares authorized for issuance under the Company's Amended Plan and any other matter that may be submitted to a vote of the Shareholders, will require the affirmative vote of a majority of the shares of the Company's Common Stock at the Annual Meeting in person or by proxy, unless such matter is one for which a greater vote is required by law or by the Company's Articles of Incorporation or Bylaws.

         As of May 1, 1998, the record date for determining the shareholders of the Company entitled to vote at the Annual Meeting, 11,070,756 shares of the Common Stock of the Company, no par value per share ("Common Stock"), were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Common Stock as of the record date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum and have the effect of a negative vote on the ratification of the appointment of the Company's independent auditors. Abstentions and broker non-votes have no effect for the election of directors, the proposal to approve the increase in the number of shares authorized for issuance under the Company's Amended Plan and the ratification of the appointment of the Company's independent auditors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth Common Stock ownership information as of May 1, 1998, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group:


                                                                                Percentage Beneficially
Name and Address of Beneficial Owner (1)             Number of Shares                    Owned (2)
----------------------------------------             ----------------           -----------------------
Georges C. St. Laurent, III                              5,826,000(3)                       45.0%

William C. St. Laurent                                   5,597,250(4)(5)                    43.4%

Joseph K. Meyer                                            435,136(6)                        3.8%
    1190 Pioneer Tower
    8888 Southwest Fifth Avenue
    Portland, OR  97204

Touma Makdassi Elias                                        64,006(7)                          *

H.R. Shepherd                                               40,000(8)                          *
    705 B Weed Street
    New Canaan, CT  06840

William Robin Blackhurst                                    10,000(9)                          *
      Rua Prof. Joao Barreto, 72
      Sao Conrado, Rio de Janeiro
      22610-200, Brazil

Georges C. St. Laurent, Jr.                              1,013,206(10)                       9.0%
    5115 Dubois Avenue
    Vancouver, WA 98661

All directors and named executive                       11,998,992(11)                      78.8%
    officers as a group (7 persons)

------------------------------------------------
*        Less than 1%
(1) Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Vitech America, Inc., 8807 N.W. 23rd Street, Miami, Florida 33172. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised. As of May 1, 1998 there were 11,070,756 shares of Common Stock outstanding.
(3)      Includes options to purchase 1,887,000 shares of Common Stock.
(4) Includes 2,517,871 shares of Common Stock held by Wolf Partners, a family Limited Partnership of which William C. St. Laurent is the general partner.
(5)      Includes options to purchase 1,813,000 shares of Common Stock.

(6) Includes options and warrants to purchase 76,633 shares of Common Stock and an option to convert a promissory note into 303,603 shares of Common Stock.
(7)      Includes options to purchase 10,000 shares of Common Stock.
(8)      Includes options to purchase 30,000 shares of Common Stock.
(9)      Includes options to purchase 10,000 shares of Common Stock.
(10) Includes options to purchase 75,297 shares of Common Stock. Does not include an option to convert a promissory note, which requires 90 days notice to the Company prior to conversion, into 1,287,785 shares of Common Stock.
(11)     See notes (3)-(9) above.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         The following officers and directors of the Company filed late reports under Section 16(a) of the Exchange Act relating to Fiscal 1997: (i) William C. St. Laurent filed five late Form 4's reporting five transactions and one late Form 5 reporting three transactions; (ii) Joseph K. Meyer filed eight late Form 4's reporting fourteen transactions; and (iii) Georges C. St. Laurent, III filed three late Form 4's reporting three transactions. There are no known failures to file a required Form 3, 4 or 5 and no other known late filings of a required Form 3, 4 or 5 during Fiscal 1997 by any person required to file such forms with respect to the Company pursuant to Section 16 of the Exchange Act.


                         ELECTION OF DIRECTORS; NOMINEES

         Six individuals have been nominated to serve as Directors for the ensuing year and until their successors shall have been duly elected and qualified. The persons named in the accompanying proxy have advised management that unless authority is withheld in the proxy, they intend to vote FOR the election of the individuals listed in the table on the following page. Management does not contemplate that any of the nominees named in the table will be unable, or will decline, to serve; however, if any of the nominees is unable to serve or declines to serve, the persons named in the accompanying proxy may vote for another person, or persons, in their discretion. The following table sets forth certain information with respect to each nominee for election to the Board of Directors. All of the nominees currently serve as Directors of the Company. A summary of the background and experience of each nominee is set forth in the paragraphs following the table.

                              Nominees For Election
                              ---------------------

Name                                    Age          Position
----                                    ---          --------
Georges C. St. Laurent, III             37           Chairman of the Board of Directors and Chief Executive
                                                     Officer

William C. St. Laurent                  37           President, Chief Operating Officer, and Director

Joseph K. Meyer                         42           Director

H.R. Shepherd                           76           Director


                                        4


Touma Makdassi Elias                   52            Director

William Robin Blackhurst               63            Director

---------------

         Georges C. St. Laurent III. Mr. St. Laurent has served as Chairman of the Board and Chief Executive Officer of Vitech since 1993. Between 1986 and January 1993, Mr. St. Laurent operated a proprietary firm, GSL Trading Co., Miami, Florida, which was engaged in the re-manufacturing of computer hardware for sale to Brazil and other countries in Latin America. Between 1983 and 1986, Mr. St. Laurent was a member of the Chicago Mercantile Exchange and was engaged in trading activities for his proprietary account specializing in currency options and futures market making. Since 1986 to the present, Mr. St. Laurent has been a director of Clinica Kirpalmar, a not-for-profit Latin American medical foundation. Mr. St. Laurent graduated from Yale University in 1982 and received a B.S. in Molecular Biology.

         William C. St. Laurent. Mr. St. Laurent has served as President and Chief Operating Officer of Vitech and a Director since 1993. Mr. St. Laurent has also served as Vice Chairman of the Board of Directors of the Western Bank of Oregon from January 1989 through January 1996. Mr. St. Laurent previously owned several private foods processing companies located in Oregon from 1988 to 1992. Mr. St. Laurent graduated from Cornell University with a B.S. in Hotel Administration. Mr. St. Laurent also owns 100% of the voting shares of Vitoria Tecnologia S.A., the primary customer of Vitech America, Inc. from inception until Vitoria Tecnologia S.A. ceased manufacturing and selling activities in March of 1996. William C. St. Laurent is the brother of Georges C. St. Laurent III.

         Joseph K. Meyer. Mr. Meyer has been a director of Vitech since November 1996. Mr. Meyer has served as president and chief executive officer of Compass Advisors, Inc., an institutional financial and investment consulting firm since 1991. Mr. Meyer is also Managing Member of Compass Partners, LLC, an investment adivsory and money management firm. Mr. Meyer also serves as Managing Member of CAI Tradex, LLC, which provides fully-disclosed securities brokerage services to institutional clients. Prior to 1991 Mr. Meyer was first Vice President and Senior Consultant at Kemper Securities Group, Inc. and Kemper Consulting Group, respectively.

         H.R. Shepherd. Mr. Shepherd has been a director of Vitech since November 1996. Since 1993, Mr. Shepherd has served as special advisor to the Chairman of Medeva PLC, an international pharmaceutical company. From 1955 to 1993 Mr. Shepherd served as Founder and Chairman of Armstrong Pharmaceuticals, previously known as Aerosol Techniques, a pharmaceutical drug delivery company which was acquired by Medeva PLC. Mr. Shepherd presently is the Chairman of the Albert F. Sabin Vaccine Foundation.

         Touma Makdassi Elias. Mr. Elias has been a director of Vitech since July 1997. Mr. Elias founded Microtec Sistemas Industria e Comercio S.A. in 1982 and is credited with the manufacture of the first personal computer clone in Brazil in 1983. Mr. Elias holds a Bachelor of Science degree from Utah State University, a Master of Science in Electrical Engineering from California State University in San Jose, and a PhD in Electronic System Design from the Cranfield Institute of Technology in Cranfield, England.

         William Robin Blackhurst. Mr. Blackhurst has served as Director of Vitech since January 1998. Mr. Blackhurst retired in 1997 after serving as managing director for the Sao Paulo office of UBS Securities LLC since 1994. Prior to 1994, Mr. Blackhurst was engaged in managerial positions at Banco Multiplic S.A., ACP (Automated Call Processing), Inc. and Brazil Venture Capital Partic. Ltda. Mr. Blackhurst holds a Master of Arts degree in Law from the Balliol College, Oxford University in England.

EXECUTIVE OFFICERS

         A summary of the background and experience of each executive officer, other than Georges C. St. Laurent, III and William C. St. Laurent is set forth below. The background and experience of Georges C. St. Laurent, III and William
C. St. Laurent are described in the section captioned "Election of Directors; Nominees." All executive officers serve at the discretion of the Board of Directors.

         Edward A. Kelly. Age 30. Mr Kelly has served as the Chief Financial Officer of the Company since June 1997. Prior to his appointment as Chief Financial Officer, Mr. Kelly has served as the Company's Corporate Controller since June of 1996. Mr. Kelly graduated from the University of Florida with a Bachelor of Science Degree in Finance and holds a Master of Business Administration from the University of Florida.

Meetings and Committees of the Board of Directors

         During the Company's fiscal year ended December 31, 1997, the Company's Board of Directors held four (4) meetings and took action an additional seven
(7) times by Unanimous Written Consent. Each member of the Board participated in each action of the Board.

         The Board of Directors of the Company has established a Compensation Committee and an Audit Committee. The Compensation Committee administers the Company's stock option plan and makes recommendations to the full Board of Directors concerning compensation, including incentive arrangements, of the Company's officers and key employees. The members of the Compensation Committee are Georges C. St. Laurent, Joseph K. Meyer and H.R. Shepherd. During the year ended December 31, 1997, the Compensation Committee held two (2) meetings. The Audit Committee reviews the engagement of the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal accounting controls. The members of the Audit Committee are William St. Laurent, Joseph K. Meyer and H.R. Shepherd. During the year ended December 31, 1997, the Audit Committee held three (3) meetings. The Compensation Committee and the Audit Committee consist of a majority of independent directors.

         Directors who are not employees of the Company are paid $2,500 per meeting for serving as directors.


                             EXECUTIVE COMPENSATION

         The following table sets forth information relating to the compensation paid by the Company for the past three fiscal years to: (i) the Company's Chairman and Chief Executive Officer; and (ii) each of the Company's executive officers who earned more than $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers"):

                                                                                    Stock       All Other Annual
Name and Principal Position            Year         Salary       Bonus           Options (#)      Compensation
---------------------------            ----         ------       -----           -----------      ------------
Georges C. St. Laurent, III,           1997         $240,000        --              --                    --
   Chairman of the Board               1996         $240,000        --          2,040,000                 --
   and Chief Executive                 1995         $120,000        --              --                    --
   Officer

William C. St. Laurent,                1997         $240,000        --              --                    --
    President and                      1996         $240,000        --          1,960,000                 --
    Chief Operating Officer 1997       1995         $120,000        --              --                    $4,500(1)

------------------
(1) Mr. William C. St. Laurent received a car allowance of $750.00 per month for a portion of the year.

         The Company maintains keyman life insurance on the life of each of Georges C. St. Laurent, III and William C. St. Laurent in the amount of $2,000,000 payable to the Company.

Option Grants in Last Fiscal Year

         No stock options were granted to the Named Executive Officers during the year ended December 31, 1997.

Aggregated Fiscal Year-End Options Value Table

         The table below sets forth certain information pertaining to unexercised stock options held by the Named Executive Officers during the year ended December 31, 1997. No stock options were exercised by the Named Executive Officers during the year ended December 31, 1997.


                                                      Number of Unexercised Options Held   Value of Unexercised In-the-Money Options
                                                             at December 31, 1997                         at December 31, 1997
                               Shares                -------------------------------------  ----------------------------------------
                             Acquired on   Value
Name                           Exercise   Realized      Exercisable       Unexercisable       Exercisable             Unexercisable
----                         -----------  --------      -----------       -------------       -----------             -------------
Georges C. St. Laurent, III       0         0         1,887,000               0              $1,071,000                  0
William C. St. Laurent            0         0         1,813,000               0              $1,029,000                  0

------------------------
(1) The closing bid quotation for the Company's Common Stock as reported by the Wall Street Journal on December 31, 1997 was $18.00 and $16.75 on April 28, 1998.

Employment Agreements

         Messrs. Georges C. St. Laurent, III and William C. St. Laurent are parties to separate three-year employment agreements which terminate on December 31, 1998. Under the terms of each employment agreement, Messrs. St. Laurent and St. Laurent will each receive annual compensation of $240,000. In the event that either Georges C. St. Laurent, III or William C. St. Laurent were to die or become disabled anywhere outside Brazil, that individual, or his estate, would receive his annual compensation for twelve months. In the event that either were to become disabled in Brazil, that individual would receive his annual compensation for twenty-four months. In the event that either were to die in Brazil, that individual's estate would receive that individual's compensation for the greater of twenty-four months or the remaining term of the employment agreement. Both such employment agreements include non-competition agreements with the Company which preclude engagement in competitive activities in Latin America or in the South Florida area as well as solicitation of customers and employees for a period of twelve months following termination of employment. Both agreements also require Messrs. St. Laurent and St. Laurent to maintain the confidentiality of information and proprietary data relating to the Company and its activities.

Board Compensation Committee Report or Executive Compensation

         The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not otherwise be deemed filed under either of such Acts.

         The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses, awards of stock options and reimbursement of certain business related costs and expenses. The Compensation Committee currently consists of Messrs. Joseph K. Meyer, Georges C. St. Laurent, III , and H.R. Shepherd, Messrs. Meyer and Shepherd are non-employee directors of the Company. Mr. St. Laurent does not vote on or participate in discussions concerning his compensation.

         In determining the compensation of the Company's Executive officers, the Compensation Committee takes into account all factors which it considers relevant, including the business conditions in general and in the Company's line of business during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area of the Company for which such executive officer is responsible. The structure of each executive compnsation package is weighted toward incentive forms of compensations, including stock options, so that such executive's interest ar aligned with the interests of the shareholders of the Company. The Compensation Committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of the Company and gives them an interest similar to shareholders in the success of the Company. The Compensation program for the executive officers in 1997 consisted of base salaries and reimbursement of certain business related expenses.

         To the extent readily determinable, another factor the Compensation Committee considers when determining compensation is the anticipated tax treatment to the Company and to the executive officer of various payments and benefits. For example, some types of compensation plans and their deductibility by the Company depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Further interpretations of, and changes in the tax laws and other factors beyond the Compensation Committee's control also could affect the deductibility of compensation.

                                        Compensation Committee


                                        Joseph K. Meyer, Chairman
                                        Georges C. St. Laurent, III
                                        H.R. Shepherd

                            Stock Performance Graph

                COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
        AMONG VITECH AMERICA, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ COMPUTER MANUFACTURER INDEX


                    VITECH AMERICA, INC.       NASDAQ STOCK MARKET (U.S.)     NASDAQ COMPUTER MANUFACTURER
                    -------------------        --------------------------     ----------------------------
10/96                 100                            100                                100
12/96                 104                            105                                106
12/97                 180                            130                                126


*$100 INVESTED ON 10/31/96 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

                              CERTAIN TRANSACTIONS

         During the period from June 24, 1993 to December 31, 1993, the years 1994 and 1995, and the first six months of 1996, the Company had as its primary customer in Brazil, Vitoria Tecnologia S. A., an affiliate controlled by William
C. St. Laurent, the President and Chief Operating Officer of the Company, to whom it sold products during those periods on open terms. Also, Bahiatech, Vitech's wholly owned subsidiary, bought and sold products to and from Vitoria Tecnologia S.A. during the years ended December 31, 1995 and 1996 on a purely commercial basis at market prices no less favorable than if the Company or its subsidiary bought or sold products to or from others. Sales to Vitoria were $1,156,253 for the period from June 24, 1993 to December 31, 1993, $17,407,363 for the year ended December 31, 1994 and $36,677,077 for the year ended December 31, 1995 and $8,066,878 for the year ended December 31, 1996. In 1996, management of Vitoria Tecnologia S.A. disclosed to the Company that based on lack of competitive tax and fiscal incentives in the State of Espirito Santo, it had ceased all manufacturing and selling operations.

         In 1993, Georges C. St. Laurent, Jr., the father of Georges C. St. Laurent III, the Company's Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, the President and Chief Operating Officer of the Company, loaned to Vitoria Tecnologia S.A., an affiliate and primary customer of the Company, the principal amount of $2,127,440. Such loan was evidenced by a note bearing interest at 12% per annum. In 1994, as an accommodation for Georges
C. St. Laurent, Jr., for consideration received by the Company in the amount of the note, the original note was transferred from Vitoria Tecnologia S.A. to the Company and the rate of interest thereon was reduced to 6% per annum. As of September 30, 1996, the note was repaid in full. In May 1995, Mr. Georges C. St. Laurent Jr. loaned the Company an additional $2,000,000 pursuant to the terms of a secured note which bears interest at the rate of 9% per annum. Such note was convertible into 5.925% shares of Common Stock at any time during the term thereof. On November 13, 1996, Mr. Georges C. St. Laurent, Jr., exercised his right and converted such note into 593,309 shares of the Company's Common Stock.

         During the year ended December 31, 1996, the Company sold to Mr. Georges C. St. Laurent, Jr., a net amount of $12,070,738 of its trade receivables for $10,637,539 and accordingly recognized a discount in the amount of $1,433,199. Such receivables were generated in connection with the Company's 10X consumer finance program and were sold at a discount allowing for an annual return of 30%. Since November of 1996, the Company has not engaged in any such transaction and as of the date of this Proxy Statement, Mr. St. Laurent Jr., had collected all funds associated with such receivables.

         On December 17, 1996, Mr. Georges C. St. Laurent, Jr. made a loan to the Company in the amount of $5,000,000. Such loan bears interest at the rate of 20% per annum and has a term of 180 days. In June of 1997, Mr. St. Laurent, Jr. and the Company mutually agreed to extend the terms of such loan for an additional 180 days. On April 14, 1997, Mr. St. Laurent, Jr. made an additional loan to the Company in the amount of $5,000,000. Such loan bears interest at the rate of 20% per annum and has a term of 180 days. The proceeds of both loans were used for general corporate and working capital purposes. On October 10, 1997, both notes were repaid in full out of the proceeds of a convertible note offering.

         On June 26, 1997, the Company issued a senior convertible note to Mr. Georges C. St. Laurent, Jr. for the principal amount of $10,000,000. Such note has a 10% per annum coupon, payable monthly, and is convertible in whole or in part into Common Stock of the Company at the rate of one share of Common Stock for each $15 dollars of principal. The note has a term of two years and is convertible at the request of the holder with no less than 90 days prior written notice to the Company. The proceeds from such note were used for the acquisition of Microtec and for general working capital purposes.

         On August 19, 1997, the Company entered into a loan agreement with Mr. Georges C. St. Laurent, Jr. for a principal amount of up to $10,000,000 to be evidenced by senior convertible notes. The notes have a two year term and bear an annual interest rate of 10% payable monthly and are convertible, with 90 days notice, into common stock of the Company, in whole or in part, at the rate of one share of common stock for each $16.10 of principal converted. On

August 19, 1997, the Company issued the first of such notes for the principal sum of $5,000,000. On October 10, 1997, the Company issued the second of such notes for the principal sum of $5,000,000. The proceeds of the notes are being used for general working capital purposes.

         In connection with the completion of a convertible note offering on October 10, 1997, the Company issued warrants to purchase 45,633 shares of the Company's Common Stock and paid fees of $111,585 to Joseph K. Meyer, a director of the Company. Additionally, an investment fund controlled by Mr. Meyer purchased a principal sum of $5 million of the 10% Convertible Notes in this offering.


       PROPOSAL TO APPROVE THE INCREASE OF THE NUMBER OF SHARES AUTHORIZED
         UNDER THE 1996 STOCK OPTION PLAN TO 500,000 FROM 200,000 SHARES

         In order to continue to offer incentive compensation in the form of stock ownership in the Company and for the Company to be able to continue to issue stock options and other forms of stock-based incentive compensation under the Stock Option Plan, the Compensation Committee and the board have deemed it advisable to amend the 1996 Stock Option Plan (the "Amended Plan") to increase the number of shares authorized to be issued under the Stock Option Plan to 500,000 shares from 200,000 shares. In the opinion of the Compensation Committee and the Board, the authorization to issue additional shares would provide an additional incentive to attract and retain qualified and competent persons who provide management services or upon whose efforts and judgment the success of the Company and its subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons. The affirmative vote of the holders of a majority of shares of the Company's Common Stock voting at the Annual Meeting is necessary to approve the Amended Plan.

         The Amended Plan provides for the grant of options of purchase up to 500,000 shares of Common Stock to employees, officers, directors, and consultants of the Company. Options may be either "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees of the Company.

         The Plan will be administered by the Board of Directors or a committee thereof, who determine, among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

         The exercise price of an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The exercise price of a non-qualified option may be established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Shareholder") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the options, determined on the date of grant. Non-qualified options are not subject to such limitation.

         Incentive stock options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death or disability, the optionee, will have no more than three months after such termination during which the optionee shall be entitled to exercise the options, unless otherwise determined by the Board of Directors. Upon termination of employment of an optionee by reason of death or permanent and total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

         Options under the Plan must be issued within ten years from the effective date of the Plan. The effective date of the Plan is August 20, 1996. Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% Shareholder are limited to five year terms. Options granted under the Plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to the Company of Shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, if so provided in an optionee's options, such optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise al of his stock options with no additional investment other than the purchase of his original shares.

         Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan.

         The Plan may be terminated or amended at any time by the Board of Directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan may not be increased without the consent of the shareholders of the Company.

         As of May 1, 1998 the Company has granted options to purchase an aggregate of 181,297 options under the Plan. During the year ended December 31, 1996, the Company granted 20,000 options to directors under the Plan. On January 13, 1997, the Company granted options for an additional 10,000 shares each to Mr. Meyer and Mr. Shepherd with an exercise price of $9 per share. On July 15, 1997, the Company granted options for 10,000 shares to Mr. Elias with an exercise price of $14. During 1997, the Company granted options to purchase 75,297 shares to Georges St. Laurent Jr., the the father of Georges C. St. Laurent III, the Company's Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, the President and Chief Operating Officer of the Company, pursuant to consulting services performed for the Company.

Certain Federal Income Tax Consequences

         The following is a brief summary of certain federal income tax consequences of option grants and exercises under the Amended Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         The grant of incentive stock options to an employee does not result in any income tax consequences. The exercise of an incentive stock option does not result in any income tax consequences to the employee if the incentive stock option is exercised by the employee during his employment with the Company, or within a specified period after termination of employment due to death or retirement for age or disability under then established rules of the Company. However, the excess of the fair market value of the shares of stock as of the date of exercise over the option price is a tax preference item for purposes of determining an employee's alternative minimum tax. An employee who sells shares acquired pursuant to the exercise of an incentive stock option after the expiration of (i) two (2) years from the date of grant of the incentive stock option, and (ii) one (1) year after the transfer of the shares to him (the "Waiting Period") will generally recognize long term capital gain or loss on the sale.

         An employee who disposes of his incentive stock option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares. If the shares are sold for less than the option price, the employee will not recognize any ordinary income but will recognize a capital loss, short or long term, depending on the holding period.

         The Company will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of an incentive stock option, or the sale of incentive stock option shares after the Waiting Period. If an employee disposes of his incentive stock option shares in an Early Disposition, the Company will be entitled to deduct the amount or ordinary income recognized by the employee.

         The grant of non-qualified stock options under the Amended Plan will not result in the recognition of any taxable income by the participants. A participant will recognize income on the date of exercise of the non-qualified stock option equal to the difference between (i) the fair market value on that date of the shares acquired, and (ii) the exercise price. The tax basis of these shares for purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the option. The income reportable on exercise of the option by an employee is subject to federal and state income and employment tax withholding.

         Generally, the Company will be entitled to a deduction in the amount reportable as income by the participant on the exercise of a non-qualified stock option.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE INCREASE OF THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1996 STOCK OPTION PLAN.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has approved and recommends the appointment of Pannell Kerr Forster PC as independent auditors of the Company for the fiscal year ending December 31, 1998.

         Although the Board of Directors of the Company is submitting the appointment of Pannell Kerr Forster PC for shareholder approval, it reserves the right to change the selection of Pannell Kerr Forster PC as auditors, at any time during the fiscal year, if it deems such change to be in the best interests of the Company, even after shareholder approval. One or more Representatives of Pannell Kerr Forster PC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF PANNEL KERR FORSTER PC AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                         INTEREST OF CERTAIN PERSONS IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

         The Company is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.

                                  OTHER MATTERS

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by proxy to do otherwise.


                 SHAREHOLDERS' PROPOSALS TO BE PRESENTED AT THE
                  COMPANY'S NEXT ANNUAL MEETING OF SHAREHOLDERS

         Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company, at its principal executive offices not later than January 3, 1999, for inclusion in the Proxy Statement and Proxy relating to the 1999 Annual Meeting of Shareholders.

                     AVAILABILITY OF FORM 10-K ANNUAL REPORT

         Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and including related exhibits as filed with the Securities and Exchange Commission, are available without charge to shareholders upon request to Secretary, 8807 Northwest 23rd Street, Miami, Florida 33172-2419.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             EDWARD A. KELLY, Secretary

Miami, Florida
May 15, 1998

       This Proxy Is Solicited By And On Behalf Of The Board of Directors


                              VITECH AMERICA, INC.


            Proxy -- Annual Meeting of Stockholders -- June 15, 1998

         The undersigned, revoking all previous proxies, hereby appoint(s) William C. St. Laurent, with full power of substitution, to represent and to vote all Common Stock of Vitech America, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held in Miami, Florida on Monday, June 15, 1998, including any original or subsequent adjournment thereof, with respect to the proposals set forth in the Notice of Annual Meeting and Proxy Statement. No business other than matters described below are expected to come before the meting, but should any other matter requiring a vote of stockholders arise, the person named herein will vote thereon in accordance with his best judgment. All powers may be exercised by said Proxy. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1) BELOW AND FOR THE APPROVAL OF PROPOSALS
(2) AND (3).

(1) Election of Georges C. St. Laurent, III, William C. St. Laurent, Joseph K. Meyer, H.R. Shepard, Touma Makdass, Elias and William Robin Blackhurst as directors of the Company.

         [ ] VOTE FOR all nominees listed above,      [ ] VOTE WITHHELD from all
             except vote withheld from the following      nominees.
             nominees(s) (if any).

         -------------------------------------------------

(2) Proposal to approve the increase of the number of shares of Common Stock authorized under the Company's 1996 Employee Stock Option Plan from 200,000 to 500,000.

                  [  ]  FOR      [  ]  AGAINST                [  ]  ABSTAIN

(3) Proposal to ratify the appointment of Pannell Kerr Forster PC as auditors of the Company's financial statements for the fiscal year ending December 31, 1998.

                  [  ]  FOR      [  ]  AGAINST                [  ]  ABSTAIN

(4) Upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1) AND "FOR" THE APPROVAL OF PROPOSAL (2) AND PROPOSAL (3).

         The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 1997 Annual Report.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                       __________________________________
                                       Signature

                                       __________________________________
                                       Signature If Held Jointly


                                       __________________________________
                                       (Please Print Name)

                                       __________________________________
                                       Number of Shares Subject to Proxy



Dated:  ________________________, 1998


         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.